Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:
      				Votes for 			Votes withheld
Ravi Akhoury 			21,585,734 			543,993
Jameson A. Baxter 		21,583,136 			546,591
Charles B. Curtis 		21,572,283 			557,444
Robert J. Darretta 		21,639,628 			490,099
Myra R. Drucker 		21,622,539 			507,188
John A. Hill 			21,571,453 			558,274
Paul L. Joskow 			21,640,664 			489,063
Elizabeth T. Kennan 		21,558,673 			571,054
Kenneth R. Leibler 		21,614,899 			514,828
Robert E. Patterson 		21,648,927 			480,800
George Putnam, III 		21,632,782 			496,945
Robert L. Reynolds 		21,631,010 			498,717
W. Thomas Stephens 		21,587,100 			542,627
Richard B. Worley 		21,649,953 			479,774

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 			Votes 						Broker
for 			against 		Abstentions 		non-votes
13,315,245 	639,807 		461,368 			7,713,307

A proposal to amend the fundamental investment restrictions with respect to borrowing was approved as follows:

Votes 			Votes 						Broker
for 			against 		Abstentions 		non-votes
12,982,708 	895,171 		538,541 			7,713,307

A proposal to amend the fundamental investment restrictions with respect to making loans was approved as follows:

Votes 			Votes 						Broker
for 			against 		Abstentions 		non-votes
12,957,034 	933,003 		526,383 			7,713,307

All tabulations are rounded to the nearest whole number.